24814
                         PORTFOLIO MANAGEMENT AGREEMENT


         AGREEMENT made this 4th day of January, 1999, by and between First Union National Bank, a national banking association, ("the Advisor"), and Putnam Investment Management, Inc., a Massachusetts corporation ("the Manager").

         WHEREAS, the Advisor has been appointed to serve as investment Advisor of the Evergreen Masters Fund ("A Fund"), a series of Evergreen Equity Trust ("the Trust"), a Delaware business trust which has filed a registration statement under the Investment Company Act of 1940, as amended ("the 1940 Act") and the Securities Act of 1933 ("the Registration Statement"); and

         WHEREAS, the Trust is comprised of several separate investment portfolios, one of which is the Fund; and

         WHEREAS, the Advisor desires to avail itself of the services, advice and assistance of the Manager to assist the Advisor in providing investment advisory services to the Fund; and

         WHEREAS, the Manager is registered under the Investment Advisers Act of 1940, as amended ("the Advisers Act"), is engaged in the business of rendering investment advisory services to investment companies and other institutional clients and desires to provide such services to the Advisor;

         NOW,   THEREFORE,   in   consideration  of  the  terms  and  conditions
hereinafter set forth, it is agreed as follow:

         1. Employment of the Manager. The Advisor hereby employs the Manager to manage the investment and reinvestment of that portion of the Fund which the Advisor allocates to the Manager from time to time ("the Account"), subject to the control and direction of the Trust's Board of Trustees, for the period and on the terms hereinafter set forth. The Manager hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided. The Manager shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Advisor, the Fund or the Trust in any way. The Manager may execute account documentation, agreements, contracts and other documents requested by brokers, dealers, counter parties and other persons in connection with its management of the Account.



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         2.  Rebalancing  of the Fund.  In addition to the Manager,  the Advisor intends to appoint three other sub-Advisors to assist in the management of the Fund's assets, and to allocate to each sub-Advisor 25% of all Fund inflows from share sales and distribution reinvestments and 25% of all Fund outflows from
share  redemptions  and  cash   distributions.   The  Advisor  and  the  Manager
acknowledge that market action may result in each sub-Advisor managing more or less than 25% of the Fund's assets at any point in time. The Advisor agrees that it will not actively reallocate Fund assets among the sub-Advisors unless average daily net assets allocated to one sub-Advisor (i) exceeds 35% or (ii) is less than 15%, in each case of average daily net assets of the Fund for three consecutive calendar months. Upon the occurrence of such an event, the Advisor
may,  but  shall  not  be  obligated  to,   reallocate  Fund  assets  among  the
sub-Advisors so as to provide for more equal distribution of Fund assets among sub-Advisors. The Advisor shall provide each sub-Advisor affected by such reallocation with at least 30 days prior notice thereof.

         3. Obligations of Services to be Provided by the Manager. The Manager undertakes to provide the following services and to assume the following obligations:

         a. The Manager shall manage the investment and reinvestment of the portfolio assets of the Account, all without prior consultation with the Advisor, subject to and in accordance with (i) the investment objective and policies of the Fund set forth in the Fund's Prospectus and Statement of Additional Information as from time to time in effect, as provided to the Manager, ("the Governing Documents")(ii) the requirements applicable to registered investment companies under applicable laws, including without limitation the 1940 Act and Subchapter M of the Internal Revenue Code of 1986, as amended ("the Code") and (iii) any written instructions which the Advisor or the Trust's Board of Trustees may issue from time-to-time; provided, however, that for purposes of determining compliance with the Governing Documents and with applicable law, the Manager may treat the Account as if it constituted the entire Fund. The Manager also agrees to conduct its activities hereunder in accordance with any applicable procedures or policies adopted by the Trust's Board of Trustees, as provided to the Manager, as from time to time in effect
(the "Procedures"). The Advisor has provided to the Manager copies of all Governing Documents and Procedures and shall promptly provide to the Manager any amendments or supplements thereto. Subject to and in pursuance of the foregoing, the Manager shall make all determinations with respect to the purchase and sale of portfolio securities and shall take such action necessary to implement the same. The Manager shall render such reports to the Trust's Board of Trustees and the Advisor as they may reasonably request concerning the investment activities of the Account. Unless the Advisor or the Trust's Board of Trustees gives the Manager written instructions to the contrary, the Manager shall, in good faith and in a manner which it reasonably believes best serves the interests of the Account's shareholders, direct the Account's custodian as to how to vote such proxies as may be necessary or advisable in connection with any matters submitted to a vote of shareholders of securities held in the Account.



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         b.  Absent  instructions  of the Advisor to the  contrary,  the Manager shall,  in the name of the Fund,  place  orders for the  execution  of portfolio
transactions   with  or  through  such  brokers,   dealers  or  other  financial
institutions as it may select In the selection of such brokers or dealers and the placing of such orders, the Manager shall use its best efforts to obtain for the Account the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the account the most favorable price and execution available, the Manager, bearing in mind the Account's best interest at all times, shall consider all factors it deems relevant, including by way of illustration, price, the size of the transaction, the nature of the market for the security, the amount of the commission, the timing of the transaction taking into account market prices and trends, the reputation, experience and financial stability of the broker or dealer involved and the quality of service rendered by the broker or dealer in other transactions. Subject to such policies as the Trustees of the Trust may determine and have been communicated in writing to the Manager, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Account to pay a broker or dealer that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of brokerage and research services provided by such broker or dealer, viewed in
terms  of  either  that   particular   transaction  or  the  Manager's   overall
responsibilities with respect to the account and other clients of the Manager as to which the Manager exercises investment discretion.

         c. In connection with the placement of orders for the execution of the portfolio transactions of the Account, the Manager shall create and maintain all necessary records pertaining to the purchase and sale of securities by the Manager on behalf of the Account in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act. All records shall be the property of the Trust and shall available for inspection and use by the Securities and Exchange Commission (ASEC@), the Trust, the Advisor or any person retained by the Trust at all reasonable times. Where applicable, such records shall be maintained by the Manager for the periods and in the places required by Rule 31a-2 under the 1940 Act.

         d. The Manager shall bear its expenses of providing services pursuant to this Agreement.

         4. Compensation of the Manager. In full consideration of services rendered pursuant to this Agreement, the Advisor will pay the Manager a fee at the annual rate set forth in Schedule A hereto of the value of the Account's average daily net assets. Such fee shall be accrued daily and paid monthly as soon as practicable after the end of each month. If the Manager shall serve for less than the whole of any month, the foregoing compensation shall be prorated. For the purpose of determining fees payable to the Manager, the value of the Account's net assets shall be computed at the times and in the manner that the Fund=s net assets are computed, as specified in the Governing Documents.

         5. Other Activities of the Manager. The services of the Manager hereunder are not to be deemed exclusive, and the Manager shall be free to render similar services to others and to engage in other activities, so long as the services rendered hereunder are not impaired.



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         6. Use of Names.  The Advisor  shall not use the name of the Manager or any of its affiliates in any prospectus, sales literature or other material relating to the Trust or the Fund in any manner not approved prior thereto by the Manager; provided, however, that the Advisor may use the name of the Manager and its affiliates in any such material that merely refers in accurate terms to the Manager's appointment hereunder. The Manager shall not use the name of the Trust or the Advisor in any material relating to the Manager in any manner not approved prior thereto by the Advisor; provided, however, that the Manager may use the name of the Advisor or the Trust in any material that merely refers in accurate terms to the appointment of the Manager hereunder. Neither the Advisor nor the Trust shall use or refer in any way the name of the Manager following termination of this agreement without the Manager's consent except as may be required by law.

         7. Liability of the Manager. Absent willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties hereunder on the part of the Manager, the Manager shall not be liable for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security. Subject to the foregoing, nothing herein shall constitute a waiver of any rights or remedies which the Trust may have under any federal or state securities laws.

         8. Limitation of Trust's Liability. The Manager acknowledges that it has received notice of and accepts the limitations upon the Trust's liability set forth in its Agreement and Declaration of Trust. The Manager agrees that any of the Trust's obligations shall be limited to the assets of the Fund and that the Manager shall not seek satisfaction of any such obligation from the shareholders of the Trust nor from any Trust officer, employee or agent of the Trust.

         9. Renewal, Termination and Amendment. This Agreement shall continue in effect, unless sooner terminated as hereinafter provided, for a period of two years from the date hereof and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved at least annually by vote of the holders of a majority of the outstanding voting securities of the Fund or by vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. This Agreement may be terminated at any time without payment of any penalty, by the Trust=s Board of Trustees, by the Advisor, or by a vote of a majority of the outstanding voting securities of the Fund upon 60 days, prior written notice to the Manager or by the Manager upon 90 days' prior written notice to the Advisor, or upon such shorter notice as may be mutually agreed upon. This Agreement shall terminate automatically and immediately upon termination of the Management Agreement between the Advisor and the Trust. This Agreement shall terminate automatically and immediately in the event of its assignment. The terms "assignment" and Avote of a majority of the outstanding voting securities' shall have the meaning set forth for such terms in the 1940 Act. This Agreement may be amended at any time by the Manager and the Advisor, subject to approval by the Trust's Board of Trustees and, if required by applicable SEC rules and regulations, a vote of a majority of the Fund's outstanding voting securities.



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24814
24519
         10. Confidential Relationship. Any information and advice furnished by either party to this Agreement to the other shall be treated as confidential and shall not be disclosed to third parties without the consent of the other party hereto except as required by law, rule or regulation. The Advisor hereby consents to the disclosure to third parties of investment results and other data of the Account in connection with providing composite investment results and related information of the Manager.

         11. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         12. Miscellaneous. This Agreement constitutes the full and complete agreement of the parties hereto with respect to the subject matter hereof. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of The Commonwealth of Massachusetts. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on the parties.





         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

                                           FIRST UNION NATIONAL BANK

                                           By: /s/ Michael H. Koonce
                                              __________________________
                                               Authorized Officer


                                           PUTNAM INVESTMENT MANAGEMENT, INC.

                                           By:/s/ John Verani
                                              _____________________________
                                               Authorized Officer



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                                   SCHEDULE A



Evergreen Masters
Fund 0.50% of average daily net assets of the Account; provided, however, that the fee for the twelve months ending December 31, 2000 shall not be less than $125,000. The difference, if any, between such amount and the aggregate fee actually paid during such twelve month period shall be paid no later than January 31, 2001.